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                          Amendment No. 1 to Agreement

     This Amendment No. 1 to Agreement is dated as of the 6th day of September, 2002 (the "Effective Date") by and between Cordis Corporation, a Florida corporation ("Cordis") with an address at 40 Technology Drive, Warren, NJ 07059, and Photoelectron Corporation, a Massachusetts corporation ("PEC") with an address at 9 Executive Park Drive, North Billerica, MA 01862.


     Reference is made to the Agreement dated as of February 5, 2001 between Cordis and PEC (the "Agreement"). All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Agreement.

     The parties desire to amend the Agreement in order to modify their arrangements with respect to the development of the X-Ray Systems.

     In consideration for the mutual covenants and promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

     1. During the period commencing on the Effective Date and ending on the first to occur of the Completion Date or the Termination Date (as such terms are defined below), the parties' obligations under Section III of the Agreement shall be modified as follows:

          (a)  PeC will continue to develop at its expense the X-Ray Tube (the
     1.0 mm x-ray cathode tube described in Exhibit B to the Agreement) to meet the Product Specifications, although PEC shall have sole authority to determine the amount of any resources it will devote from time to time to its development effort.

          (b) Cordis's obligations under Article III will be suspended, but Cordis will continue to provide such support for PEC's development efforts as Cordis shall reasonably determine in its sole discretion.

          (c) As soon as reasonably practical after the execution of this Amendment, the parties will prepare and file a joint patent application with the U.S. Patent and Trademark Office with respect to the X-Ray System, and each party agrees to provide all reasonable assistance with respect to such patent application.

          (d) Except as provided above, the parties' obligations under subsections B, D, F, G and H shall be suspended.

     The term "Completion Date" shall mean the date PEC completes development of the X-Ray Tube and submits to Cordis in writing a detailed design review of the X-Ray Tube and prototypes of the X-Ray Tube for use by Cordis in evaluating the X-Ray Tube and for animal trials of the device, if any. The term "Termination Date" shall mean the date, which shall not be earlier than August 1, 2004, upon which either party delivers written notice to the other terminating the Agreement.

     2. If PEC completes development of the X-Ray Tube prior to the Termination Date and so notifies Cordis in writing, Cordis shall have a period of one hundred twenty (120) days

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following the Completion Date (the "Review Period") to elect whether to proceed with the terms of the original Agreement, as modified in this Amendment. During the Review Period Cordis will have the right to request additional information from PEC with respect to the X-Ray Tube, and PEC agrees to respond promptly to all reasonable requests for additional information from Cordis.

     3. If Cordis elects, by written notice to PEC, to proceed with the terms of the Agreement, the Agreement shall continue in full force and effect in accordance with its terms, except that Subsection A of Section VIII of the Agreement will be amended to read as follows:

          "A. Commencing with the date the X-Ray System becomes Available for Sale, Cordis will pay PEC (1) with respect to the first $175,000,000 in Net Sales, a royalty equal to 8% of the Net Sales Price received by Cordis for each X-Ray Catheter, and (2) with respect to all Net Sales in excess of $175,000,000, a royalty equal to 6% of the Net Sales Price received by Cordis for each X-Ray Catheter."

     4. If, by the end of the Review Period, Cordis does not elect to proceed with the terms of the Agreement, the Agreement will be deemed to have expired and the parties will have no further obligations to one another except as follows:

         (a) The provisions of Sections XII, XIII, XVI subsection A, XVIII and XXI shall survive such expiration.

         (b) PEC will have the exclusive right to manufacture, have manufactured, use and distribute X-Ray Systems, subject to a royalty to be paid to Cordis in an amount to be negotiated in good faith by the parties.

         (c) Cordis will grant to PEC a non-exclusive, worldwide license to manufacture, have manufactured, use and distribute Delivery Devices, subject to a royalty to be paid to Cordis in an amount to be negotiated in good faith by the parties.

         (d) PEC and Cordis will negotiate in good faith with respect to the terms under which Cordis will supply Catheter Body Subassemblies to PEC for use with the X-Ray Systems.

         (e) If, after good faith negotiations as provided above, the parties are unable to reach agreement, either party shall have the right to utilize the dispute resolution procedures set forth in Section XVIII of the Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to as of the date set forth above.

PHOTOELECTRON CORPORATION                   CORDIS CORPORATION


By: /s/ Timothy W. Baker                    By: /s/ Susan Morano
    --------------------                        ----------------
Name:  Timothy W. Baker                     Name: Susan Morano
Title: President                            Title: VP Business Development

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